Exhibit 4.5

NOTICE OF RESTRICTED STOCK AWARD

UNDER THE APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

2024 EQUITY INCENTIVE PLAN

Apollo Commercial Real Estate Finance, Inc. (the “Company”), pursuant to the Apollo Commercial Real Estate Finance, Inc. 2024 Equity Incentive Plan (as amended from time to time, the “Plan”), hereby grants to the individual listed below the number of Shares of Restricted Stock set forth below. The Restricted Stock is subject to the terms and conditions set forth in this Notice of Restricted Stock Award (the “Notice”), the attached Award Agreement (the “Award Agreement”) and the Plan.

Grantee:

Award Type:

Conversion Price:	$ , which reflects the volume weighted average price of the Company’s shares for the ten-trading day period prior to the grant; this was used to convert the dollar value of the award into a number of Shares of Restricted Stock

Number of Shares Granted:

Date of Grant:

Restriction Period:	Subject to the terms and conditions referenced in the Award Agreement, the period of restriction with respect to the Shares of Restricted Stock (the “Restriction Period”) shall begin on the Date of Grant and lapse, solely to the extent the Grantee has not had a Termination of Service, on the following vesting schedule:

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:
Name:	Anastasia Mironova
Title:	Chief Financial Officer, Treasurer and Secretary

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

2024 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

In accordance with the attached Notice delivered to the Grantee, the Company and the Grantee agree that the terms and conditions contained in the Notice, this Award Agreement (this “Agreement”) and the Plan shall apply to the grant of Restricted Stock set forth in the Notice. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Notice and otherwise in the Plan.

This Agreement is subject to all of the terms, conditions and provisions of the Plan, which are incorporated herein by reference. In the event of any conflict between any provision of this Agreement and the Plan, the Plan shall govern.

1.	RESTRICTIONS AND CONDITIONS.

The Restricted Stock awarded pursuant to the Notice, this Agreement and the Plan shall be subject to the following restrictions and conditions:

i.

Subject to clauses (ii)-(iv) below, the Restriction Period with respect to the Shares of Restricted Stock shall begin on the Date of Grant and lapse, solely to the extent the Grantee has not had a Termination of Service, in accordance with the vesting schedule set forth in the Notice.

For purposes of the Notice, the Plan and this Agreement, Shares with respect to which the Restriction Period has lapsed shall be vested. Notwithstanding the foregoing, the Restriction Period with respect to such Shares shall only lapse as to whole Shares. Subject to the provisions of the Plan and this Agreement, during the Restriction Period, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, hypothecate, alienate, encumber or assign the Shares of Restricted Stock awarded under the Plan (or have such Shares attached or garnished).

ii.

Except as provided in the foregoing clause (i), below in this clause (ii) or in the Plan, the Grantee shall have, in respect of the Shares of Restricted Stock (whether or not vested), all of the rights of a stockholder of the Company, including the right to vote the Shares and the right to receive any cash dividends. Shares (not subject to restrictions) shall be delivered to the Grantee or his or her designee promptly after, and only after, the Restriction Period shall lapse without forfeiture in respect of such Shares of Restricted Stock.

iii.

Subject to clause (iv) below, upon the Grantee’s Termination of Service for any reason during the Restriction Period, all Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee.

iv.

Notwithstanding anything in this Agreement to the contrary, if the Grantee’s employment or service is terminated either (i) due to the Grantee’s death or (ii) by a Participating Company by reason of Disability, then the Restriction Period shall lapse and the Grantee shall vest in 100% of the then unvested Shares of Restricted Stock that remain subject to this Agreement upon such termination, subject to the Grantee’s (or the Grantee’s estate or personal representative, if applicable) execution and delivery to the Company of an irrevocable general release of claims in a form satisfactory to the

Company within 60 days following the termination date (or such shorter period as may be specified by the Company in accordance with applicable law). For purposes of this Agreement, the Grantee shall be deemed to be in continuous employment or service until such time as the Grantee dies or otherwise experiences a “separation from service” (as such term is defined in Treasury Regulation § 1.409A-1(h)(1)).

2.	MISCELLANEOUS.

2.1

Governing law; venue; waiver of jury trial. The Notice, the Plan and all awards granted under the Plan shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to the Notice, this Award Agreement or any transaction contemplated hereby, each of the parties hereto hereby irrevocably (a) submits to the exclusive personal and legal jurisdiction of (i) the United States District Court for the Southern District of New York or (ii) in the event that such court lacks jurisdiction to hear the claim, the state courts of New York located in the borough of Manhattan, New York City (the “Selected Courts”), and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company and the Grantee at their respective addresses consistent with Section 15.5 of the Plan; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) except to the extent prohibited by law, agrees to be solely responsible for his or its own legal costs. Unless otherwise specifically provided by explicit reference to the jury waiver provision in this Section 3 in a written agreement executed by the Company and the Grantee, the Grantee, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT THE GRANTEE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THE PLAN OR ANY AWARD AGREEMENT, WHETHER AT THE EFFECTIVE DATE OR THEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR THE GRANTEE MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND THE GRANTEE, ON THE OTHER HAND, IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THE PLAN OR ANY AWARD AGREEMENT, AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

2.2

All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this clause 2.2.

2.3

Without limiting the Grantee’s rights as may otherwise be applicable in the event of a Change in Control, if the Company shall be consolidated or merged with another corporation or other entity, the Grantee may be required to deposit with the successor corporation the certificates for the stock or securities or the other property that the Grantee is entitled to receive by reason of ownership of Restricted Stock in a manner consistent with the Plan, and such stock, securities or other property shall become subject to the restrictions and requirements imposed under the Plan and this Agreement, and the certificates therefor or other evidence shall bear a legend similar in form and substance to the legend set forth in the Plan.

2.4

By acceptance of this Award, the Grantee understands and agrees that any shares or other securities distributed to the grantee with respect to Restricted Stock or otherwise issued in substitution of Restricted Stock shall be subject to the restrictions and requirements imposed by the Plan and this Agreement, including depositing the certificates therefor with the Company together with a stock power and bearing a legend as provided in the Plan.

2.5

The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement, or to assert any right the Grantee or the Company, respectively, may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

2.6	The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

2.7

Nothing in this Agreement or the Notice shall confer on the Grantee any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its stockholders to terminate the Grantee’s employment or other service at any time. By acceptance of this Award, the Grantee understands and agrees that employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in this Award Agreement or under the Plan.

2.8

This Award shall be effective as of the Date of Grant and shall not require the Grantee’s countersignature. The Grantee shall be deemed to accept this Award, subject to the terms and conditions set forth in the Notice, this Agreement and the Plan unless the Grantee provides to the Company written notification to the attention of its Chief Financial Officer, of the Grantee’s rejection of this Award not later than 30 days after the Date of Grant (in which case this Award will be forfeited and the Grantee shall have no further right or interest therein as of such date).

2.9

This Agreement, the Plan and the Notice contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.